Exhibit 99.1

VIA EMAIL

September 20, 2021

Acacia Research Corporation

767 Third Avenue, Suite 602

New York, NY 10017

Attn: Clifford Press, President and Chief Executive Officer

Re:	Acacia’s Ability to Protect Confidential Information

Dear Mr. Press:

On behalf of the Board of Directors (the “Board”) of Spok Holdings, Inc. (“Spok”), I am writing in connection with the recent Form 8-K filing by Acacia Research Corporation (“Acacia”) regarding the resignation of Acacia’s President and Chief Investment Officer, Al Tobia, following his disclosure to Acacia of trading in Acacia’s securities and in securities of certain investments of Acacia by a member of Mr. Tobia’s family.

As you know, the Board invited Acacia to participate in the Board’s ongoing strategic review process on equal footing with other interested parties. The Board has every desire to include all interested parties in its process, including Acacia. To that end our independent financial advisor, RBCCM, provided Acacia with the same draft confidentiality agreement that has been provided to dozens of interested parties.

Shortly after the draft was provided to Acacia, you announced an investigation into trading by a family member of Mr. Tobia and the resignation of Mr. Tobia in connection with this trading. Based on your disclosures, it appears that Acacia’s confidential and proprietary information was revealed to a third party and improperly used by that party.

In light of these revelations, the Board has serious concerns whether Acacia has sufficient policies, procedures and controls, as well as oversight by Acacia’s Board of Directors of those policies, procedures and controls, in place to protect Spok’s confidential information, even if a confidentiality agreement were to be negotiated between the parties. Notably, the draft confidentiality agreement we provided to you would require Acacia to “safeguard and protect the confidentiality of [Spok’s confidential information] in the same manner and with the same level of care . . . employed by you to protect the confidentiality of your own confidential or proprietary information.” It is now unclear to us if this level of safeguarding would be adequate.

In order to ensure Spok’s confidential information, if provided to Acacia, would remain protected and proprietary for the benefit of Spok and all of its shareholders, our Board requests information about your investigation, any changes to Acacia’s policies, procedures and controls, as well as any changes in the oversight by Acacia’s Board of Directors of those policies, procedures and controls, so that we can be assured that Spok’s information will be protected. To that end, please provide the Board with written responses to the following questions:

1.	Acacia’s Form 8-K notes that Acacia commenced a review of the trading that resulted in Mr. Tobia’s resignation. Please describe the events leading Acacia to commence this review, including whether there was an improper disclosure of Acacia’s confidential information, the extent of the breach, and how Acacia came to learn of the breach.

2.	What is the current status of Acacia’s review? Has Acacia determined that there was an improper disclosure of confidential information or any breach or failure of Acacia’s policies, procedures, or controls? Has Acacia determined if its policies, procedures and controls, as well as the oversight by Acacia’s Board of Directors of those policies, procedures and controls, are effective? Has Acacia determined whether amendments to its policies, procedures or controls, oversight, or the personnel involved in providing oversight, need to be changed? If so, has Acacia implemented those changes? Has Acacia determined if anyone other than the family member mentioned in the Form 8-K received Acacia’s confidential information, whether from Mr. Tobia or anyone else?

3.	What are Acacia’s policies, procedures and controls for protecting confidential information? How does Acacia’s Board of Directors oversee those policies, procedures and controls? Does Acacia monitor the investments made by its employees in public securities? What other safeguards are in place today to protect information that is confidential and sensitive?

4.	Given that (i) a representative of Starboard Value L.P. (“Starboard”) serves on the Strategic Review Committee of Acacia’s Board of Directors, (ii) Starboard owns on a fully diluted basis more than 50% of Acacia, and (iii) Acacia seeks to have Starboard receive Spok’s confidential information, please detail the policies, procedures and controls Acacia uses when providing confidential information to Starboard, an overview of what diligence Acacia performed to understand Starboard’s policies, procedures and controls upon receipt of Acacia’s confidential information and whether there have been any breaches of those policies, procedures and controls.

5.	Is Acacia aware of any governmental or regulatory investigation into the trading by Mr. Tobia’s family member? If so, what is the status of those investigations?

6.	Which individuals at Acacia and Starboard were aware of Acacia’s and its affiliates’ accumulation of Spok securities and interest in acquiring Spok prior to Acacia’s public disclosure of its letter to acquire all of Spok’s outstanding common stock? Were all those individuals subject to a confidentiality agreement? Was there an improper disclosure of this information?

7.	Acacia’s Form 8-K notes that the trading by Mr. Tobia’s family member includes trading in certain investments of Acacia. Given that Acacia and its affiliates recently acquired at least 6.5% of Spok’s outstanding common stock, were Spok securities involved in the trading by Mr. Tobia’s family member? If so, please provide the details of those transactions. Has Acacia determined whether any amendments to Acacia's Schedule 13D with respect to Spok are required and, if required, were timely made? If Mr. Tobia’s family member owned Spok securities, did Acacia’s ownership of Spok securities, taken together with the securities owned by the family member, exceed 10% of Spok’s outstanding stock at any time after Spok disclosed its Shareholder Rights Plan?

8.	What other efforts are Acacia taking to remediate this situation? How will Acacia ensure that Spok’s confidential information is not disclosed by Acacia, Starboard or their representatives?

Thank you in advance for your prompt response to these questions in order to allow the Board to understand the facts and circumstances leading to Mr. Tobia’s resignation and the treatment of confidential information by Acacia and its strategic partner, Starboard.

Given that we have executed confidentiality agreements or are in discussions around the final provisions of those agreements with two dozen parties, we encourage you to respond promptly to these inquiries. We would like to have the assurances necessary to include Acacia in the Board’s strategic review process, which is moving rapidly.

Thank you again for your prompt attention to this request. Please contact me if you have any questions.

Best regards,

/s/ Royce Yudkoff
Royce Yudkoff
Chairman of the Board of Directors
Spok Holdings Inc.